Exhibit 10.4

AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment (the “First Amendment”) to the Agreement (as defined below) is dated as of February 21, 2024 (the “Effective Date”), and entered into by and between Ocular Therapeutix, Inc., with offices at 24 Crosby Drive, Bedford, MA 01730 (hereinafter referred to as “Ocular” or the “Company”), and Antony C. Mattessich (hereinafter referred to as “Executive”).

WHEREAS, Ocular and Executive entered into that certain Employment Agreement effective as of June 20, 2017, (the “Agreement”);

NOW, THEREFORE, Ocular and Executive hereby consent and agree to amend the Agreement in accordance with the relevant terms and provisions thereof as follows:

1.	Section 1, “Employment,” shall be amended by deleting paragraph (a) in its entirety and inserting the following paragraph (a) in lieu thereof:

(a)            Capacity. During the Term (as defined below), Executive shall serve the Company as Chief Executive Officer of the Company and shall have such duties and responsibilities as are customary for such position consistent with Executive’s position. The Executive shall report to the Board and, during such time as there is an Executive Chairman of the Board (“Chairman”), to the Chairman.

2.	Section 2, “Term of Employment,” shall be amended by deleting paragraph (c)(ii) in its entirety and inserting the following paragraph (c)(ii) in lieu thereof:

(ii)            A material adverse change by the Company in Executive’s duties, authority or responsibilities as Chief Executive Officer of the Company which causes Executive’s position with the Company to become of materially less responsibility or authority than Executive’s position immediately following the Commencement Date where such change is not remedied within ten (10) business days after written notice thereof by Executive, including any failure of the Board to renominate Executive for election as a member of the Board;

3.	Section 4, “Severance Compensation,” shall be amended by deleting paragraph (b) in its entirety and inserting the following paragraph (b) in lieu thereof:

(b)            In the event that Executive’s employment hereunder is terminated (i) by Executive for Good Reason or (ii) by the Company without Cause, the Company shall pay to Executive the Accrued Obligations. In addition, the Executive shall be eligible for the severance benefits set forth in Sections 4(b)(i)-4(b)(iii) below as further described therein. The receipt of any severance benefits provided in this Section shall be dependent upon Executive’s execution and nonrevocation of a standard separation and general release of claims agreement, substantially in the form attached hereto as Exhibit A (the “Release”), which Release must be signed and any applicable revocation period with respect thereto must have expired by the sixtieth (60th) day following Executive’s termination of employment. The severance payments and benefits shall be paid or commence, as applicable, on the first payroll period following the date the Release becomes effective (the “Payment Date”). Notwithstanding the foregoing, if the 60th day following Executive’s termination occurs in the calendar year following the date on which Executive’s employment terminates, then the Payment Date shall be no earlier than January 1 of such subsequent calendar year.

(i)             Base Salary; Bonus. In the event that Executive’s employment is terminated by Executive for Good Reason or by the Company without Cause, and in either case such termination occurs outside of a Protected Period (as defined below), the Company shall continue to pay Executive his then base salary, less applicable taxes and withholdings, for twenty-four (24) months following Executive’s termination in accordance with the Company’s payroll practice, beginning on the Payment Date; provided, that the first installment will include all amounts that otherwise would have been paid to Executive from the date Executive’s employment terminates through the Payment Date had the Release become effective on the date of termination. In the event that Executive’s employment is terminated by Executive for Good Reason or by the Company without Cause, and in either case such termination occurs during the period commencing on the date ninety (90) days prior to the closing of a Corporate Change and ending twelve (12) month following the closing of such Corporate Change (the “Protected Period”), the Company shall pay Executive an aggregate amount equal to (A) twenty-four (24) months of Executive’s then base salary and (B) two times his target annual Bonus for the year in which the termination of employment occurs, less applicable taxes and withholdings, in a lump sum on the Payment Date. In the event of a termination during the Protected Period that occurs prior to the occurrence of a Corporate Change such that the Payment Date occurs prior to the occurrence of the Corporate Change (x) following the occurrence of the Corporate Change, the Company shall pay Executive the Protected Period severance amount following the Corporate Change, less any severance payments made previously under this Section 4(b)(i) and (y) if necessary to comply with the provisions of Code Section 409A (as defined below) certain severance payments shall continue to be made in installments.

(ii)            Equity Awards. In the event that Executive’s employment is terminated by Executive for Good Reason or by the Company without Cause, the following shall apply:

(A)           Any equity grants that vest solely based on Executive’s continued performance of services shall become vested, exercisable and nonforfeitable as of the Payment Date with respect to the portion of such award that would have vested, become exercisable or become nonforfeitable within the 12 month period following the date of termination, provided that with respect to any such equity grants awarded to Executive prior to February 21, 2024 (the “Current Grants”), the portion of such awards that would have vested, become exercisable or become nonforfeitable with the 24 month period following the date of termination shall be come vested, exercisable and nonforfeitable as of the Payment Date . Notwithstanding the foregoing, if the termination occurs during the Protected Period, one hundred percent (100%) of Executive’s then outstanding unvested equity awards that vest solely based on Executive’s continued performance of services shall vest, become exercisable and nonforfeitable, as of the Payment Date.

(B)           Any Current Grants that are in the form of stock options shall be exercisable for a period of 24 months following the date of termination.

(C)           For the avoidance of doubt, any equity awards that vest based on the achievement of performance metrics shall be governed by the terms of the applicable award agreement and shall not be entitled to accelerated vesting pursuant to this Agreement.

(iii)           COBRA. The Company shall continue to provide Executive and his then enrolled eligible dependents with group health insurance and shall continue to pay the amount of the premium as in effect on the date of such termination for the eighteen (18) month period following the effective date of such termination, subject to applicable law and the terms of the respective policies; provided that the Company’s obligation to provide the benefits contemplated herein shall terminate upon Executive’s becoming eligible for coverage under the medical benefits program of a subsequent employer. The foregoing shall not be construed to extend any period of continuation coverage (e.g., COBRA) required by Federal law.

4.             Executive consents to the change in his reporting structure resulting from the Company appointing an Executive Chairman and agrees that such change will not be considered a material adverse change by the Company in Executive’s duties, authority or responsibilities for purposes of the Agreement and shall not constitute Good Reason under the Agreement.

This First Amendment constitutes an amendment to the Agreement. In the event the terms of this First Amendment conflict with any provision of the Agreement, the terms of this First Amendment shall control. Executive understands that, except as explicitly set forth above, the terms and conditions of the Agreement shall continue in full force and effect.

This First Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this First Amendment to be effective as of the Effective Date.

Ocular Therapeutix, Inc.		Executive

By:	/s/ Charles Warden	By:	/s/ Antony Mattessich
Name:	Charles Warden	Name:	Antony Mattessich
Title:	Chairman	Title:	Chief Executive Officer

Dated: 2/21/2024		Dated: 2/21/2024

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